SUBSIDIARIES

1.       AAC-NJ Holding Company, Inc. (New Jersey)
2.       Analytika, Inc. (New Jersey)
3.       DEN-AL Holding Company, Inc. (New Jersey)
4.       Dendrite Andes
5.       Dendrite Belgium S.A.
6.       Dendrite Brasil LTDA
7.       Dendrite Canada Company
8.       Dendrite Corporate Services (New Jersey)
9.       Dendrite Deutschland GMBH
10.      Dendrite France S.A.
11.      Dendrite Hungary Software Services, Inc.
12.      Dendrite International, Inc. (New Jersey)
13.      Dendrite International Subsidiaries Holding Company (Delaware)
14.      Dendrite Italia, S.R.I.
15.      Dendrite Japan K.K.
16.      Dendrite Mexico
17.      Dendrite Netherlands, B.V.
18.      Dendrite New Zealand Ltd.
19.      Dendrite Portugal
20.      Dendrite Pty. Ltd.
21.      Dendrite Software Ventures, Ltd.
22.      Dendrite U.K. Ltd.
23.      Fremantle Financial Services, Inc. (Delaware)
24.      Sydney Software, Inc. (Delaware)
25.      Tasmania Resource, Inc. (Delaware)